ISSUER FREE WRITING PROSPECTUS NO. 2594B Filed Pursuant to Rule 433 Registration Statement No. 333-206013 Dated November 25, 2015 $• Deutsche Bank AG Return Optimization Securities

Linked to the Russell 2000® Index due on or about January 31, 2017

Investment Description

Return Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the Russell 2000® Index (the “Index”). If the Final Index Level is greater than the Initial Index Level, for each $10.00 Face Amount of Securities, the Issuer will repay the Face Amount at maturity and pay a return on the Face Amount equal to 3.00 (the “Multiplier”) times the Index Return, up to the Maximum Gain of between 14.00% and 17.00% (the actual Maximum Gain will be determined on the Trade Date). If the Final Index Level is equal to the Initial Index Level, the Issuer will repay the Face Amount per $10.00 Face Amount of Securities at maturity. However, if the Final Index Level is less than the Initial Index Level, you will be fully exposed to the negative Index Return and, for each $10.00 Face Amount of Securities, the Issuer will pay you less than the Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index. Investing in the Securities involves significant risks. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the Index. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure (as described on page 2), you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features	Key Dates[1]

❑ Enhanced Growth Potential, Subject to Maximum Gain: At maturity, the Securities enhance any positive Index Return up to the Maximum Gain. In this circumstance, for each $10.00 Face Amount of Securities, the Issuer will repay the Face Amount at maturity and pay a return on the Face Amount equal to the Multiplier times the Index Return, up to the Maximum Gain of between 14.00% and 17.00% (the actual Maximum Gain will be determined on the Trade Date). If the Final Index Level is less than the Initial Index Level, investors will be fully exposed to any decline in the level of the Index at maturity.

❑ Full Downside Market Exposure: If the Final Index Level is equal to the Initial Index Level, the Issuer will repay the Face Amount per $10.00 Face Amount of Securities at maturity. However, if the Final Index Level is less than the Initial Index Level, you will be fully exposed to the negative Index Return and, for each $10.00 Face Amount of Securities, the Issuer will pay you less than the Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index. You may lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

	Trade Date	December 28, 2015
	Settlement Date	December 31, 2015
	Final Valuation Date[2]	January 25, 2017
	Maturity Date[2]	January 31, 2017

[1] Expected [2] See page 4 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT , PAGE PS-5 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 12 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Return Optimization Securities linked to the performance of the Russell 2000® Index. The return on the Securities is subject to and limited by the Maximum Gain. The Initial Index Level and Maximum Gain will be determined on the Trade Date. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below.

Index	Initial Index Level	Maximum Gain	Multiplier	CUSIP / ISIN
Russell 2000® Index (Ticker: RTY)		14.00% to 17.00%	3.00	25190F483 / US25190F4836

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Securities are a part, the prospectus dated July 31, 2015 and this free writing prospectus.

The Issuer’s estimated value of the Securities on the Trade Date is approximately $9.555 to $9.755 per $10.00 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying underlying supplement No. 1, product supplement B, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Offering of Securities	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Return Optimization Securities linked to the Russell 2000® Index
Per Security	$10.00	$0.20	$9.80
Total	$	$	$
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

Under the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015, the Securities may be subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the Securities; (ii) a conversion of the Securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) any other resolution measure, including (but not limited to) a transfer of the Securities to another entity, an amendment of the terms and conditions of the Securities or the cancellation of the Securities. By acquiring the Securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority as set forth in the accompanying prospectus dated July 31, 2015. Please read the risk factor “The Securities may become subordinated to the claims of other creditors, be written down, be converted or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us” in this free writing prospectus and see the prospectus for further information.

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Securities are a part and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

♦	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

♦	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

♦	Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Return Optimization Securities that are offered hereby, unless the context otherwise requires.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 12 of the accompanying prospectus.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦  You can tolerate the loss of some or all of your investment and you are willing to make an investment that has similar downside market risk as a hypothetical investment in the Index or in the stocks included in the Index.

♦  You believe that the level of the Index will increase over the term of the Securities and you are willing to give up any increase in excess of the Maximum Gain.

♦  You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover of this free writing prospectus.

♦  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦  You do not seek current income from this investment and you are willing to forgo any dividends and any other distributions paid on the stocks included in the Index.

♦  You are willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, and you accept that there may be little or no secondary market for the Securities.

♦  You seek an investment with exposure to companies with relatively small market capitalization.

♦  You are willing and able to assume the credit risk of Deutsche Bank AG for all payments under the Securities and you understand that, if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure, you might not receive any amounts due to you, including any repayment of the Face Amount.

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦  You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦  You cannot tolerate the loss of any of your investment or you are unwilling to make an investment that has similar downside market risk as a hypothetical investment in the Index or in the stocks included in the Index.

♦  You believe that the level of the Index will decline during the term of the Securities, or you believe that the level of the Index will increase over the term of the Securities by more than the Maximum Gain.

♦  You seek an investment that participates in the full increase in the level of the Index or that has unlimited return potential.

♦  You would be unwilling to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover of this free writing prospectus.

♦  You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦  You seek current income from this investment or you prefer to receive any dividends or any other distributions paid on the stocks included in the Index.

♦  You are unwilling or unable to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

♦  You do not seek an investment with exposure to companies with relatively small market capitalization.

♦  You are unwilling or unable to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$10.00
Term	Approximately 13 months
Trade Date[1]	December 28, 2015
Settlement Date[1]	December 31, 2015
Final Valuation Date[1,2]	January 25, 2017
Maturity Date[1,2]	January 31, 2017
Index	Russell 2000® Index (Ticker: RTY)
Multiplier	3.00
Maximum Gain	14.00% to 17.00%. The actual Maximum Gain will be determined on the Trade Date.
Payment at Maturity (per $10.00 Face Amount of Securities)

If the Index Return is positive, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount plus a return on the Face Amount equal to the Index Return multiplied by 3.00, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Index Return x Multiplier and (ii) Maximum Gain)

If the Index Return is zero, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount.

If the Index Return is negative, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, calculated as follows:

$10.00 + ($10.00 x Index Return)

In this circumstance, you will lose some or all of your initial investment in an amount proportionate to the percentage decline in the level of the Index.

Index Return	Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	The closing level of the Index on the Trade Date
Final Index Level	The closing level of the Index on the Final Valuation Date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS OR BECOME SUBJECT TO A RESOLUTION MEASURE, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Initial Index Level is observed. The Maximum Gain is set.

Maturity Date:

The Final Index Level is determined and the Index Return is calculated on the Final Valuation Date.

If the Index Return is positive, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount plus a return on the Face Amount equal to the Index Return multiplied by 3.00, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Index Return x Multiplier and (ii) Maximum Gain)

If the Index Return is zero, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount.

If the Index Return is negative, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, calculated as follows:

$10.00 + ($10.00 x Index Return)

In this circumstance, you will lose some or all of your initial investment in an amount proportionate to the percentage decline in the level of the Index.

[1]	In the event that we make any changes to the expected Trade Date or Settlement Date, the Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

[2]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index or in any of the stocks composing the Index. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦	Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive, zero or negative. If the Final Index Level is less than the Initial Index Level, you will be fully exposed to any negative Index Return and, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you less than the Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index. In this circumstance, you will lose some or all of your initial investment at maturity.

♦	Capped Appreciation Potential — If the Index Return is positive, you will receive at maturity only the Face Amount plus an amount equal to the lesser of (i) the Index Return times the Multiplier and (ii) the Maximum Gain. Your return on the Securities is subject to, and limited by, the Maximum Gain, regardless of any further increase in the level of the Index, which may be significant. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Index.

♦	The Multiplier Only Applies If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic effect of the Multiplier or the Securities themselves and may be less than the Multiplier times the Index’s return, even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier, subject to the Maximum Gain, only if you hold the Securities to maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦	The Securities Are Subject to the Credit of Deutsche Bank AG — The Securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of the Face Amount per $10.00 Face Amount of Securities at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Securities May Become Subordinated to the Claims of Other Creditors, Be Written Down, Be Converted or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us — On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany has adopted the Resolution Act, which became effective on January 1, 2015. The Resolution Act may result in the Securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the Securities; converting the Securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the Securities to another entity, amending the terms and conditions of the Securities or cancelling of the Securities. Furthermore, because the Securities are subject to any Resolution Measure, secondary market trading in the Securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure. Imposition of a Resolution Measure would have to be conducted in accordance with a set order of priority and would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. We expect additional Resolution Measures to become applicable to us when the European regulation of July 15, 2014 relating to the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (commonly referred to as the “SRM Regulation”) becomes effective on January 1, 2016. On May 26, 2015, the German Federal Government published a draft bill of a Resolution Mechanism Act. . In addition to conforming German law to the SRM Regulation, the draft bill proposes to adjust the order of priority of obligations in the event of an insolvency proceeding. Specifically, senior unsecured debt instruments would by operation of law rank junior to all other outstanding unsecured unsubordinated obligations, but in priority to all contractually subordinated instruments. The proposed subordination would not apply if the terms of the senior unsecured debt instruments provide that (i) the repayment amount depends on the occurrence or non-occurrence of a future event, or will be settled in kind, or (ii) the interest amount depends on the occurrence or non-occurrence of a future event, unless it depends solely on a fixed or variable reference interest rate and will be settled in cash. The proposed order of priorities would apply to insolvency proceedings commenced on or after January 1, 2016. If the proposed subordination of senior unsecured debt instruments were enacted and were applied to the Securities, it would most likely result in a larger share of loss being allocated to the Securities in the event of an insolvency proceeding or the imposition of any Resolution Measures by the competent resolution authority. The final version of the Resolution Mechanism Act may provide for additional Resolution Measures that may become applicable to us. You may lose some or all of your investment in the Securities if a Resolution Measure becomes applicable to us.

By acquiring the Securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. As a result, you would have no claim or other right against us arising out of any subordination or Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the

Securities, under the senior indenture or for the purpose of the U.S. Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent and The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such Securities may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.  Please see the accompanying prospectus dated July 31, 2015, including the risk factors under the heading “Securities May Be Subject to Resolution Measures” on page 12 of the prospectus.

♦	The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less Than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦	Investing in the Securities Is Not the Same as Investing in the Index or the Stocks Composing the Index — The return on your Securities may not reflect the return you would realize on a hypothetical direct investment in the Index or the stocks composing the Index. For instance, your return on the Securities is limited to the Maximum Gain regardless of any increase in the level of the Index, which could be significant.

♦	If the Level of the Index Changes, the Value of the Securities May Not Change in the Same Manner — The Securities may trade quite differently from the level of the Index. Changes in the level of the Index may not result in comparable changes in the value of the Securities.

♦	No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Index would have.

♦	The Index Reflects the Price Return of the Stocks Composing the Index, Not Their Total Return Including All Dividends and Other Distributions — The return on the Securities is based on the performance of the Index, which reflects the changes in the market prices of the stocks composing the Index. It is not, however, linked to a “total return” version of the Index, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the stocks composing the Index.

♦	The Sponsor of the Index May Adjust the Index in Ways That Affect the Level of the Index and Has No Obligation to Consider Your Interests — The sponsor of the Index (the “Index Sponsor”) is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute the Index components or make other methodological changes that could change the level of the Index. You should realize that the changing of Index components may affect the Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of, and your return on, the Securities. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

♦	Past Performance of the Index Is No Guide to Future Performance — The actual performance of the Index may bear little relation to the historical closing levels of the Index and/or the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Index or whether the performance of the Index will result in the return of any of your investment.

♦	The Securities Are Subject to Risks Associated with Small-Capitalization Companies — The stocks composing the Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the level of the Index may be less liquid and more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

♦	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities. We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Index has increased since the Trade Date.

♦	Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the level of the Index will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time remaining to the maturity of the Securities;

•	the market prices and dividend rates of the stocks composing the Index;

•	the composition of the Index;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index or the markets generally;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Index and/or in futures, over-the-counter options, exchange-traded funds or other instruments with returns linked to the performance of the Index or the stocks composing the Index may adversely affect the price of the stocks composing the Index, the level of the Index, and therefore the value of the Securities.

♦	Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Index on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the level of the Index, and therefore make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. To the extent that we, UBS AG or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, UBS AG’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the Securities. Introducing competing products into the marketplace in this manner could adversely affect the level of the Index and the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦	We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Level of the Index and the Value of the Securities — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Index and the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.

♦	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the Securities.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Face Amount of Securities for a hypothetical range of performances for the Index from -100.00% to +100.00%, reflect the Multiplier of 3.00 and assume an Initial Index Level of 1,000.00 and a Maximum Gain of 15.50% (the midpoint of the Maximum Gain range of 14.00% to 17.00%). The actual Initial Index Level and Maximum Gain will be determined on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Index Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and in the examples below may have been rounded for ease of analysis.

Final Index Level	Index Return (%)	Payment at Maturity ($)	Return on Securities (%)
2,000.00	100.00%	$11.55	15.50%
1,900.00	90.00%	$11.55	15.50%
1,800.00	80.00%	$11.55	15.50%
1,700.00	70.00%	$11.55	15.50%
1,600.00	60.00%	$11.55	15.50%
1,500.00	50.00%	$11.55	15.50%
1,400.00	40.00%	$11.55	15.50%
1,300.00	30.00%	$11.55	15.50%
1,200.00	20.00%	$11.55	15.50%
1,100.00	10.00%	$11.55	15.50%
1,051.67	5.17%	$11.55	15.50%
1,050.00	5.00%	$11.50	15.00%
1,025.00	2.50%	$10.75	7.50%
1,000.00	0.00%	$10.00	0.00%
900.00	-10.00%	$9.00	-10.00%
800.00	-20.00%	$8.00	-20.00%
700.00	-30.00%	$7.00	-30.00%
600.00	-40.00%	$6.00	-40.00%
500.00	-50.00%	$5.00	-50.00%
400.00	-60.00%	$4.00	-60.00%
300.00	-70.00%	$3.00	-70.00%
200.00	-80.00%	$2.00	-80.00%
100.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Index Level of 1,025.00 is greater than the Initial Index Level of 1,000.00, resulting in an Index Return of 2.50%. Because 3.00 times the Index Return of 2.50% is less than the Maximum Gain of 15.50%, Deutsche Bank AG will pay you 3.00 times the Index Return for a Payment at Maturity of $10.75 per $10.00 Face Amount of Securities, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Index Return x Multiplier and (ii) Maximum Gain)

$10.00 + ($10.00 × (2.50% × 3.00)) = $10.00 + $0.750 = $10.750

Example 2 — The Final Index Level of 1,100.00 is greater than the Initial Index Level of 1,000.00, resulting in an Index Return of 10.00%. Because 3.00 times the Index Return of 10.00% is greater than the Maximum Gain of 15.50%, Deutsche Bank AG will pay you a Payment at Maturity of $11.55 per $10.00 Face Amount of Securities, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Index Return x Multiplier and (ii) Maximum Gain)

$10.00 + ($10.00 × 15.50%) = $10.00 + $1.55 = $11.55

Example 3 — The Final Index Level of 500.00 is less than the Initial Index Level of 1,000.00, resulting in an Index Return of
-50.00%. Because the Index Return is negative, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss that is proportionate to the percentage decline in the level of the Index, and a Payment at Maturity of $5.00 per $10.00 Face Amount of Securities, calculated as follows:

$10.00 + ($10.00 x Index Return)

 $10.00 + ($10.00 × -50.00%) = $5.000

If the Final Index Level is less than the Initial Index Level on the Final Valuation Date, you will be fully exposed to any negative Index Return and, for each $10.00 Face Amount of Securities, the Issuer will pay you less than the Face Amount, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index. In this circumstance, you will lose some or all of your initial investment at maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer and, if the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you could lose your entire investment.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is only a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

The graph below illustrates the performance of the Russell 2000® Index from January 2, 2008 to November 20, 2015. The closing level of the Russell 2000® Index on November 20, 2015 was 1,175.151. We obtained the historical closing levels of the Russell 2000® Index from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing levels of the Russell 2000® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Index Level or any future closing level of the Russell 2000® Index. We cannot give you assurance that the performance of the Russell 2000® Index will result in a positive return on your initial investment and you could lose some or all of your initial investment at maturity.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to maturity or other taxable disposition of your Securities and (ii) the gain or loss on your Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the Securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities. Notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the Securities. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Non-U.S. holders should note that, notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.